Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC REPORTS 2015 THIRD QUARTER RESULTS

AND ANNOUNCES NEW INVESTMENTS

—New Acquisitions and Commitments totaling $74.3 Million further Diversify Real Estate Portfolio—

WESTLAKE VILLAGE, CALIFORNIA, November 2, 2015 — LTC Properties, Inc. (NYSE: LTC), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for its third quarter ended September 30, 2015 and recent investment activity.

Funds from Operations (“FFO”) increased 15.8 % to $26.1 million for the 2015 third quarter, up from $22.5 million for the comparable 2014 period. FFO per diluted common share was $0.72 and $0.64 for the quarters ended September 30, 2015 and 2014, respectively, which represents a 12.5% per share increase. Normalized FFO increased 18.2% to $26.6 million for the 2015 third quarter, which excludes acquisition costs of $0.5 million related to a $142.0 million acquisition discussed below. Normalized FFO in the 2014 third quarter was $22.5 million. Normalized FFO per diluted common share increased 14.1% to $0.73 for the quarter ended September 30, 2015 up from $0.64 in the same period in the prior year. Net income available to common stockholders was $18.7 million, or $0.52 per diluted share, for the 2015 third quarter, compared with $16.2 million, or $0.46 per diluted share, for the same period in 2014. The increase in FFO, normalized FFO and net income was primarily due to higher revenues from recent acquisitions, completed developments, mortgage loan originations and income from an unconsolidated joint venture, partially offset by higher interest expense resulting from the sale of senior unsecured notes and increased utilization of LTC’s unsecured line of credit, as well as additional general and administrative expenditures related to increased investment activity and vesting of restricted stock.

During the three months ended September 30, 2015, LTC completed the previously announced acquisition of a 10-property portfolio providing independent, assisted living and memory care services totaling 891 units. Nine of the properties are located in Wisconsin and one is located in Illinois. The aggregate purchase price paid at closing was $142.0 million. Simultaneously upon closing, LTC entered into a 15-year triple-net master lease agreement with an affiliate of Senior Lifestyle Corporation at an initial lease rate of 6.5%, escalating by 25 basis points upon each of the first and second anniversaries and annually thereafter by 2.75%. LTC provided the lessee a contingent earn-out payment up to $10.0 million upon the portfolio achieving a sustainable stipulated rent coverage ratio. When the contingent payments are funded, cash rent will increase by the amount funded multiplied by a rate stipulated in the agreement.

Additionally, LTC acquired a newly constructed 60-unit memory care property located in Florida for $14.3 million including a $2.0 million working capital reserve. Concurrently with the purchase, LTC entered into a 15-year triple-net lease agreement, with an affiliate of Clarity Pointe, at an initial lease rate of 8% escalating annually by 2.5%, and provided the lessee a $0.3 million contingent earn-out payment upon the property achieving a sustainable stipulated rent coverage ratio. When the working capital reserve and contingent earn-out payments are funded, cash rent will increase by the amounts funded multiplied by the lease rate in effect at the time.

Also, during the quarter ended September 30, 2015, LTC purchased a parcel of land in California for $2.0 million and entered into a development commitment to construct and equip a 66-unit memory care property for a total commitment of $12.6 million including the purchase of land. Simultaneously with the acquisition, the property was added to existing master lease agreement with an affiliate of Anthem Memory Care, and rent on the property will commence upon completion of construction at an initial lease rate of 9.00% escalating annually by 2.5%.

As previously announced, LTC sold $100.0 million aggregate principal amount of 4.5% senior unsecured notes due August 31, 2030 to affiliates, subsidiaries or managed accounts of Prudential Investment Management, Inc. during the three months ended September 30, 2015. Also, LTC entered into a shelf agreement with another insurance company which provides for the possible issuance of up to an additional $100.0 million of senior unsecured fixed interest rate term notes with a coupon of 4.26%.

“LTC’s long-term strategy of opportunistic investment in a wide range of properties, geographies and operators has served the company well, as demonstrated by our third quarter results. Our investment activities continued subsequent to the end of the quarter, as we completed three transactions that we are confident will further our long-term growth,” said Wendy Simpson, LTC’s Chairman and Chief Executive Officer. “The acquisition of a 10-property, private-pay portfolio providing independent, assisted living and memory care services in Wisconsin and Illinois, a newly constructed memory care property in Florida, and a land parcel in California on which a memory care property will be built, speaks to LTC’s ability to successfully invest in and diversify its portfolio while strengthening relationships with key operating partners. With more than $386.5 million in investments and development commitments entered into year-to-date and an active pipeline, we are well positioned to achieve additional growth into the future.”

Subsequent to September 30, 2015, the company took the following actions and completed the following transactions:

•                  Increased its monthly cash dividend on its common stock to $0.18 per share for the fourth quarter of 2015, an approximate 5.9% increase from the previous $0.17 per share, as previously announced.

•                  Purchased a parcel of land in Illinois for $2.8 million and entered into a development commitment to construct a 66-unit memory care property. The commitment totals $14.8 million, including the land purchase. The property was added to an existing master lease with an affiliate of Anthem Memory Care. Rent on the property will commence upon completion of construction at an initial lease rate of 9.0% escalating annually by 2.5%.

•                  Purchased a behavioral health care hospital in Nevada comprised of 116 medical hospital beds and two skilled nursing beds for $9.3 million which was added to an existing master lease with an affiliate of Fundamental at an initial lease rate of 8.5% escalating annually by 2.5%. Additionally, LTC committed up to $3.0 million for approved capital improvement projects.

•                  Originated a $20.0 million, 30-year term mortgage loan to an affiliate of Prestige Healthcare, funding $9.5 million at closing, with a commitment to fund $5.5 million within 180 days. The $5.0 million remaining commitment will be available for approved capital improvement projects. The loan is secured by two skilled nursing properties with 273 beds in Michigan and bears interest at 9.41% for five years, escalating annually thereafter by 2.25%.

•                  Exercised the $200.0 million accordion feature of its $400.0 million unsecured revolving line of credit increasing the commitments under the credit facility to $600.0 million.

•                  Locked rate under its shelf agreement with an insurance company on $100.0 million senior unsecured notes with a coupon of 4.26% and anticipate selling the notes on or about November 20, 2015.

Conference Call Information

LTC will conduct a conference call on Tuesday, November 3, 2015, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended September 30, 2015. The conference call is accessible by telephone and the internet. Telephone access will be available by dialing 877-510-2862 (domestically) or 412-902-4134 (internationally). To participate in the webcast, go to LTC’s website at www.LTCreit.com 15 minutes before the call to download the necessary software.

An audio replay of the conference call will be available from November 3 through November 18, 2015 and may be accessed by dialing 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering conference number 10074526. Additionally, an audio archive will be available on LTC’s website on the “Presentations” page of the “Investor Information” section, which is under the “Investors” tab. LTC’s earnings release and supplemental information package for the current period will be available on its website on the “Press Releases” and “Presentations” pages, respectively, of the “Investor Information” section which is under the “Investors” tab.

About LTC

LTC is a self-administered real estate investment trust that primarily invests in seniors housing and health care properties through lease transactions, mortgage loans and other investments. At September 30, 2015, LTC had 218 investments located in 29 states comprising 104 assisted living properties, 97 skilled nursing properties, 7 range of care properties, 1 school, 6 parcels of land under development and 3 parcels of land held-for-use. Assisted living properties, independent living properties, memory care properties and combinations thereof are included in the assisted living property type. Range of care properties consist of properties providing skilled nursing and any combination of assisted living, independent living and/or memory care services. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Rental income	$28,531	$25,098	$82,325	$75,375
Interest income from mortgage loans	6,117	4,213	15,777	12,445
Interest and other income	295	230	708	386
Total revenues	34,943	29,541	98,810	88,206

Expenses:
Interest expense	4,296	3,170	11,916	9,445
Depreciation and amortization	7,365	6,335	21,121	18,935
Provision for doubtful accounts and notes	31	40	463	77
Acquisition costs	539	2	564	22
General and administrative expenses	3,739	2,872	11,162	8,468
Total expenses	15,970	12,419	45,226	36,947

Operating income	18,973	17,122	53,584	51,259
Income from unconsolidated joint ventures	674	—	1,543	—
Gain on sale of real estate, net	—	—	—	1,140
Net income	19,647	17,122	55,127	52,399

Income allocated to participating securities	(121)	(123)	(370)	(343)
Income allocated to preferred stockholders	(818)	(818)	(2,454)	(2,454)
Net income available to common stockholders	$18,708	$16,181	$52,303	$49,602

Earnings per common share:
Basic	$0.53	$0.47	$1.48	$1.43
Diluted	$0.52	$0.46	$1.47	$1.42

Weighted average shares used to calculate earnings per common share:
Basic	35,341	34,605	35,306	34,596
Diluted	37,352	36,629	37,319	36,620

Dividends declared and paid per common share	$0.51	$0.51	$1.53	$1.53

Supplemental Reporting Measures

FFO, adjusted FFO (“AFFO”), and Funds Available for Distribution (“FAD”) are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO, AFFO and FAD as supplemental measures of operating performance. The Company believes FFO, AFFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO, AFFO and FAD facilitate like comparisons of operating performance between periods. Additionally the Company believes that normalized FFO, normalized AFFO and normalized FAD provide useful information because they allow investors, analysts and our management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in the reconciliations. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs.

We define AFFO as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income and deferred income from unconsolidated joint ventures. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a mortgage loan based on the initial origination value.  Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of the mortgage loan thus creating an effective interest receivable asset included in the interest receivable line item in our consolidated balance sheet and reduces down to zero when, at some point during the mortgage loan, the stated interest rate is higher than the actual interest rate.  By excluding the non-cash portion of rental income, interest income from mortgage loans and income from unconsolidated joint ventures, investors, analysts and our management can compare AFFO between periods. Normalized AFFO represents AFFO adjusted for certain items detailed in the reconciliations.

We define FAD as AFFO excluding the effects of non-cash compensation charges, capitalized interest and non-cash interest charges. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs. Normalized FAD represents FAD adjusted for certain items detailed in the reconciliations.

While the Company uses FFO, Normalized FFO, AFFO, Normalized AFFO, FAD and Normalized FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO, AFFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO available to common stockholders and normalized FFO available to common stockholders, as well as normalized AFFO and normalized FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

GAAP net income available to common stockholders	$18,708	$16,181	$52,303	$49,602
Add: Depreciation and amortization	7,365	6,335	21,121	18,935
Less: Gain on sale of real estate, net	—	—	—	(1,140)
NAREIT FFO available to common stockholders	26,073	22,516	73,424	67,397

Add: Non-recurring one-time items	537 (1)	—	937 (2)	—
Normalized FFO available to common stockholders	26,610	22,516	74,361	67,397

Less: Non-cash rental income	(2,179)	(452)	(5,897)	(1,369)
(Less) add: Effective interest income from mortgage loans	(1,195)	(2)	(2,680)	38
Less: Deferred income from unconsolidated joint ventures	(421)	—	(1,000)	—
Normalized adjusted FFO (AFFO)	22,815	22,062	64,784	66,066

Add: Non-cash compensation charges	1,012	877	3,093	2,326
Add: Non-cash interest related to earn-out liabilities	96	—	205	—
Less: Capitalized interest	(184)	(474)	(481)	(1,216)
Normalized funds available for distribution (FAD)	$23,739	$22,465	$67,601	$67,176

(1)         Represents acquisition costs related to the 10-property senior housing portfolio acquired during the quarter.

(2)         Represents a $400 provision for loan loss reserve related to additional loan proceeds funded under an existing mortgage loan and item (1) above.

NAREIT Basic FFO available to common stockholders per share	$0.74	$0.65	$2.08	$1.95
NAREIT Diluted FFO available to common stockholders per share	$0.72	$0.64	$2.03	$1.91

NAREIT Diluted FFO available to common stockholders	$27,012	$23,457	$76,248	$70,194
Weighted average shares used to calculate NAREIT diluted FFO per share available to common stockholders	37,581	36,869	37,558	36,841

Basic normalized FFO available to common stockholders per share	$0.75	$0.65	$2.11	$1.95
Diluted normalized FFO available to common stockholders per share	$0.73	$0.64	$2.06	$1.91

Diluted normalized FFO available to common stockholders	$27,549	$23,457	$77,185	$70,194
Weighted average shares used to calculate diluted normalized FFO per share available to common stockholders	37,581	36,869	37,558	36,841

Basic normalized AFFO per share	$0.65	$0.64	$1.83	$1.91
Diluted normalized AFFO per share	$0.63	$0.62	$1.80	$1.87

Diluted normalized AFFO	$23,754	$23,003	$67,608	$68,863
Weighted average shares used to calculate diluted normalized AFFO per share	37,581	36,869	37,558	36,841

Basic normalized FAD per share	$0.67	$0.65	$1.91	$1.94
Diluted normalized FAD per share	$0.66	$0.63	$1.88	$1.90

Diluted normalized FAD	$24,678	$23,406	$70,425	$69,973
Weighted average shares used to calculate diluted normalized FAD per share	37,581	36,869	37,558	36,841

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share)

	September 30, 2015	December 31, 2014
	(unaudited)	(audited)
ASSETS
Investments:
Land	$98,486	$80,024
Buildings and improvements	1,056,163	869,814
Accumulated depreciation and amortization	(244,361)	(223,315)
Real property investments, net	910,288	726,523
Mortgage loans receivable, net of loan loss reserves: 2015 — $2,065; 2014 — $1,673	204,476	165,656
Real estate investments, net	1,114,764	892,179
Investment in unconsolidated joint ventures	21,143	—
Investments, net	1,135,907	892,179

Other assets:
Cash and cash equivalents	11,729	25,237
Debt issue costs, net	3,289	3,782
Interest receivable	3,384	597
Straight-line rent receivable, net of allowance for doubtful accounts: 2015 — $802; 2014 — $731	39,641	32,651
Prepaid expenses and other assets	20,775	9,931
Notes receivable	2,190	1,442
Total assets	$1,216,915	$965,819

LIABILITIES
Bank borrowings	$165,500	$—
Senior unsecured notes	352,467	281,633
Accrued interest	2,554	3,556
Accrued incentives and earn-outs	13,323	3,258
Accrued expenses and other liabilities	21,865	17,251
Total liabilities	555,709	305,698

EQUITY
Stockholders’ equity:
Preferred stock $0.01 par value; 15,000 shares authorized; shares issued and outstanding: 2015 — 2,000; 2014 — 2,000	38,500	38,500
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2015 — 35,570; 2014 — 35,480	356	355
Capital in excess of par value	720,221	717,396
Cumulative net income	910,374	855,247
Accumulated other comprehensive income	56	82
Cumulative distributions	(1,008,301)	(951,459)
Total equity	661,206	660,121

Total liabilities and equity	$1,216,915	$965,819